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                                                                 EXHIBIT (a)(9)

                     OFFER TO EXCHANGE OUTSTANDING OPTIONS
           HAVING AN EXERCISE PRICE GREATER THAN $10.00 PER SHARE AND
                               GRANTED UNDER THE
                     CAMINUS LLC 1998 STOCK INCENTIVE PLAN
                 CAMINUS CORPORATION 1999 STOCK INCENTIVE PLAN
       CAMINUS CORPORATION 2001 NON-OFFICER EMPLOYEE STOCK INCENTIVE PLAN
                      NONSTATUTORY STOCK OPTION AGREEMENTS

                                   SUPPLEMENT

         On October 28, 2002, we offered to eligible option holders the opportunity to exchange certain outstanding options to purchase shares of our common stock that have an exercise price greater than $10.00 per share for new options to purchase shares of our common stock. This Supplement amends and supplements the offering materials that we sent to all eligible option holders on October 28, 2002. Except as amended or supplemented below, the original terms and conditions of the offering materials remain in effect. Please read this Supplement together with those offering materials.

         This Supplement is being delivered to you via electronic mail. Hard copies of this Supplement may be obtained at no cost by contacting: Stephanie Shaw, Caminus Corporation, 825 Third Avenue, New York, New York 10022; Tel:
(212) 515-3600; Fax: (212) 893-8747.

         1. Each of the final sentence of the third paragraph on the cover page of the Offer to Exchange, the final sentence in the question "How Many New Options Will I Receive in Exchange for My Tendered Options" in the Summary Term Sheet Section of the Offer to Exchange, and the final sentence of the third paragraph in Section 1 of the Offer to Exchange is replaced in its entirety with the following:

         A separate new option will be granted in exchange for each old option that is validly tendered and accepted for exchange. Accordingly, two or more eligible old options will not be consolidated into a single new option grant.

         2. The final paragraph in Section 5 of the Offer to Exchange is replaced in its entirety with the following:

         Promptly after the expiration of the Offer, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange and that have been cancelled, the corresponding number of shares that will be subject to the new options, and the expected grant date of the new options.

         3. The first subparagraph in Section 6 of the Offer to Exchange is replaced in its entirety with the following:

         - any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the surrendered options, the issuance of new options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer, including (i)

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               the creation of strong performance incentives for our
               employees, and (ii) the retention of our employees;

         4. The second subparagraph in Section 6 of the Offer to Exchange is replaced in its entirety with the following:

         - any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

               - make it illegal for us to accept some or all of the surrendered options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

               - delay or restrict our ability, or render us unable, to accept the surrendered options for exchange or to issue new options for some or all of the surrendered options;

               - materially impair the benefits we believe we will receive from the Offer, including (i) the creation of strong performance incentives for our employees, and (ii) the retention of our employees; or

               - materially and adversely affect our business, condition (financial or other), income, operations or prospects;

         5. The third paragraph in Section 8 of the Offer to Exchange is replaced in its entirety with the following:

         Eligible option holders who participate in the Offer will receive a new option on the new grant date in exchange for each old option that was validly tendered and accepted for exchange. The number of shares covered by each new option will be equal to the number of shares covered by the old option that was exchanged for such new option, subject to adjustments for any stock splits, stock dividends and other events affecting our capital structure that occur before the grant date of the new option. A separate new option will be granted in exchange for each old option that is validly tendered and accepted for exchange. Accordingly, two or more eligible old options will not be consolidated into a single new option grant.

         Each new option will be granted under the 1999 Plan, the 2001 Plan or a nonplan stock option agreement, as to be determined by Caminus in its sole discretion. In selecting the plan under which a new option will be granted, we will consider various factors, including the following: (i) only non-officer employees may be granted options under the 2001 Plan, and accordingly we will grant options to non-officer employees under the 2001 Plan to the greatest extent possible; and (ii) incentive stock options may be granted only under the 1999 Plan.

         6. The following new sentence is inserted at the end of the fourth paragraph in Section 8 of the Offer to Exchange:

         Our Board of Directors will determine the fair market value of the new options in the event that our common stock is not listed on Nasdaq (or any securities exchange or over-the-counter market) on the date of grant of the new options.

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         7.       The sixth paragraph in Section 8 of the Offer to Exchange is replaced in its entirety with the following:

         Notwithstanding whether any old option tendered for exchange is a non-qualified stock option or an incentive stock option, we will grant the new option issued in exchange for such old option as either a non-qualified stock option or an incentive stock option, in our sole discretion. In determining whether to grant a new option as a non-qualified stock option or an incentive stock option, we will consider various factors, including the fact that incentive stock options may only be granted under the 1999 Plan and accordingly may only be granted if there is availability under the 1999 Plan. Except as provided in the preceding sentences of this paragraph and except with respect to the exercise price, the vesting schedule and as otherwise specified in the Offer, we expect that to the extent legally permissible the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange.

         8. The eighth paragraph in Section 8 of the Offer to Exchange is replaced in its entirety with the following:

         The following description summarizes the material terms and conditions of the 1999 Plan and the 2001 Plan, under which new options may be granted. If new options are granted under a nonplan stock option agreement, we expect that the terms of such nonplan stock option agreement will not be materially different from those of the 1999 Plan or the 2001 Plan. Option holders who exchange old options granted under the 1998 Plan for new options granted under the 1999 Plan or the 2001 Plan should understand that there are certain differences between the 1998 Plan, on the one hand, and the 1999 Plan and the 2001 Plan, on the other hand. For instance, incentive stock options may be granted under the 1998 Plan and the 1999 Plan, but incentive stock options may not be granted under the 2001 Plan. In addition, under the 1998 Plan, the exercise price of options must be paid in cash, while under the 1999 Plan and the 2001 Plan several forms of payment are permitted. There also are other differences between the rights of option holders under the 1998 Plan and the rights of option holders under the 1999 Plan and the 2001 Plan, none of which are material.

         The following description concerning the 1999 Plan and the 2001 Plan is merely a summary and does not purport to be complete. The description is subject to, and is qualified in its entirety by reference to, all provisions of such Option Plans. See Section 17 of this Offer to Exchange for a discussion of how to obtain copies of these Option Plans.

         9. The following new sentence is inserted at the end of the first paragraph in Section 18 of the Offer to Exchange:

         The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to statements made by Caminus in connection with the Offer.

         10. The second sentence on page 5 of the Letter of Transmittal is replaced in its entirety with the following:

         I agree to all of the terms and conditions of the Offer.

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         11.      The final sentence in the first paragraph following the
salutation in the Notice of Withdrawal of Tender is deleted in its entirety.

CAMINUS CORPORATION

NOVEMBER 12, 2002

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